Filed Pursuant to Rule 433

Registration No. 333-194059

FINAL TERM SHEET

Philip Morris International Inc.

Dated April 28, 2016

2.125% Notes due 2023

4.250% Notes due 2044

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	2.125% Notes due May 10, 2023 (the “2023 Notes”) 4.250% Notes due November 10, 2044 (the “2044 Notes”)

Aggregate Principal Amount:

2023 Notes: $500,000,000

2044 Notes: $500,000,000

The 2044 Notes constitute a further issuance of, and will be consolidated and form a single series with, the $750,000,000 aggregate principal amount of 4.250% Notes due 2044 issued by the Company on November 10, 2014.

Maturity Date:	2023 Notes: May 10, 2023 2044 Notes: November 10, 2044

Coupon:	2023 Notes: 2.125% 2044 Notes: 4.250%

Interest Payment Dates:	2023 Notes: Semi-annually on each May 10 and November 10, commencing November 10, 2016 2044 Notes: Semi-annually on each May 10 and November 10, commencing November 10, 2016

Price to Public:	2023 Notes: 99.002% of principal amount 2044 Notes: 106.777% of principal amount

Underwriting Discount:	2023 Notes: 0.350% 2044 Notes: 0.750%

Net Proceeds:	2023 Notes: $493,260,000 (before expenses) 2044 Notes: $530,135,000 (before expenses)

Benchmark Treasury:	2023 Notes: 1.500% due March 31, 2023 2044 Notes: 3.000% due November 15, 2045

Benchmark Treasury Price/Yield:	2023 Notes: 99-11 / 1.600% 2044 Notes: 106-18+/ 2.676%

Spread to Benchmark Treasury:	2023 Notes: +68 basis points 2044 Notes: +118 basis points

Yield to Maturity:	2023 Notes: 2.280% 2044 Notes: 3.856%

Optional Redemption:	2023 Notes: Prior to March 10, 2023: Make-whole redemption at Treasury plus 10 bps On or after March 10, 2023: Redemption at par

Settlement Date (T+8):	May 10, 2016

CUSIP/ISIN:	2023 Notes: CUSIP Number: 718172 BU2 ISIN Number: US718172BU28 2044 Notes: CUSIP Number: 718172 BL2 ISIN Number: US718172BL29

Listing:	Application will be made to list the 2023 Notes and the additional 2044 Notes on the New York Stock Exchange

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Santander Investment Securities Inc. Société Générale

Joint Co-Managers:	BBVA Securities Inc. UBS Securities LLC

Allocations:	2023 Notes	2044 Notes
Barclays Capital Inc.	$77,500,000	$77,500,000
Citigroup Global Markets Inc.	77,500,000	77,500,000
HSBC Securities (USA) Inc.	77,500,000	77,500,000
J.P. Morgan Securities LLC	77,500,000	77,500,000
Santander Investment Securities Inc.	77,500,000	77,500,000
Société Générale	77,500,000	77,500,000
BBVA Securities Inc.	17,500,000	17,500,000
UBS Securities LLC	17,500,000	17,500,000

Total	$500,000,000	$500,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, HSBC Securities (USA) Inc. toll free at 1-866-811-8049 and J.P. Morgan Securities LLC collect at 1-212-834-4533.